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Exhibit 2.4

ASSET PURCHASE AGREEMENT

    This Asset Purchase Agreement ("Agreement"), effective as of December 19, 2001 (the "Effective Date"), is by and between HearMe, a Delaware corporation, and its wholly-owned subsidiaries, AudioTalk Networks, Inc., a California corporation, and Resounding Technologies, Inc., a Delaware corporation (collectively, "HearMe"), having a principal office at 685 Clyde Avenue, Mountain View, California 94043, and PalTalk Holdings, Inc. ("Buyer"), a Delaware corporation, having a principal place of business at 213 West 35th Street, Thirteenth Floor, New York, NY 10001 (collectively the "Parties").

W I T N E S S E T H    T H A T

    WHEREAS, HearMe owns and/or has acquired certain rights to software, trademarks, domain names, improvements and applications for letters patent and/or letters patent related to such improvements;

    WHEREAS, HearMe desires to sell, and Buyer desires to buy, certain assets of HearMe, subject to the terms and conditions of this Agreement;

    NOW, THEREFORE, in consideration of the promises herein, and for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, HearMe and Buyer hereby agree as follows:

ARTICLE 1. DEFINITIONS

    In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof clearly otherwise dictates:

    1.1 "Applications" shall mean HearMe's software applications more fully described in Appendix A, in both Object Code and Source Code form developed by HearMe (including all of HearMe's right, title and interest in copyrights and trade secrets, recognized in any country or jurisdiction of the world, embodied in, related to, or used in each of the Applications) and all HearMe Improvements thereto, except that Applications shall not include ownership of any third party code included in any one or more of the Applications. A description of the Source Code for certain of the Applications is provided in Appendix I. Applications shall not include those rights and licenses that Buyer is required to obtain pursuant to Section 2.5 of this Agreement.

    1.2 "Domain Names" shall include the domain names listed in Appendix B.

    1.3 "Improvements" shall mean any modifications, derivative works, upgrades, improvements, extensions, including, without limitation, major, minor and maintenance releases, to or for the Applications.

    1.4 "Object Code" shall mean the machine-readable compiled form of any software referred to in the Agreement.

    1.5 "Patents" shall include:

      (a) the United States, foreign, and/or international patents listed in Appendix C;

      (b) the United States, foreign, and/or international patent applications, and/or provisional applications listed in Appendix C, and any patents resulting therefrom;

      (c) any patent or patent application, either foreign or domestic, in Appendix C, and any divisional, continuation, continued prosecution application, request for continued examination application, and any foreign, domestic, or international counterpart thereof, on file on the Effective Date;

      (d) any patent or patent term resulting from a reissue, reexamination, or term extension, and the relevant international or foreign equivalent of the patents described in all of 1.6 (a), (b) and (c) above; and

      (e) all rights in and to the Patents (including, but not limited to, the right to sue for past infringement) in any country or jurisdiction of the world.

    1.6 "Purchased Equipment" shall mean the equipment listed in Appendix D.

    1.7 "Purchased Assets" shall mean collectively the Applications, Domain Names, Patents, and Trademarks.

    1.8 "Source Code" shall mean the human readable, compilable form of any software referred to in this Agreement.

    1.9 "Third Party Licenses" shall include:

      (a) the patent license agreements identified in Appendix E;

      (b) the customer license agreements involving the Purchased Assets as identified in Appendix E; and

      (c) any other license rights involving the Purchased Assets granted by HearMe or any of its subsidiaries prior to the Effective Date.

    1.10 "Trademarks" shall include:

      (a) the United States, foreign, and/or international registered trademarks listed in Appendix F;

      (b) to the extent permitted by applicable law, the United States, foreign, and/or international trademark applications, listed in Appendix F, and any trademark registrations resulting therefrom;

      (c) to the extent permitted by applicable law, any unregistered trademarks, service marks and trade names used by HearMe to market and sell licenses to each one of the Applications; and

      (d) all right, title and interest, including common law rights, in the United States of America, and in all countries and jurisdictions of the world, in and to the trademarks described in all of 1.11 (a), (b) and (c) above, together with the goodwill of the business symbolized by those trademarks, and applications and registrations thereof, and that portion of the business which is ongoing and existing to which those trademarks pertain.

ARTICLE 2. CONVEYANCE OF PURCHASED ASSETS AND PURCHASED EQUIPMENT

    2.1 Subject to the conditions and on the basis of the representations and warranties set forth herein, Buyer agrees to buy and accept, and HearMe hereby sells, assigns, conveys, transfers and agrees to deliver to Buyer on the Effective Date the Purchased Assets, including all right, title and interest in and to all of the Purchased Assets free and clear of any and all mortgages, pledges, liens, licenses (except as provided in this Agreement), security interests, encumbrances, charges, tax retention, conditional sale or other security arrangements (collectively, the "Encumbrances"). Except as expressly set forth herein, Buyer shall be responsible to prepare any documents required to perfect the assignment, conveyance and transfer of the Purchased Assets with the appropriate entity, including, but not limited to the U.S. Patent and Trademark Office, the U.S. Copyright Office and Network Solutions.

In addition, Buyer shall pay any and all fees and/or charges related to the preparation and filing of such documents of assignment, conveyance or transfer.

    2.2 Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges that it is taking the Purchased Assets subject to the license grants set forth in the Third Party Licenses. The Third Party Licenses are not being assigned to Buyer, and all rights and obligations under the Third Party Licenses shall remain with HearMe.

    2.3 HearMe hereby sells, assigns, conveys, transfers and agrees to deliver to Buyer on the Effective Date, free and clear of any and all Encumbrances, all rights, titles and interests in and to all of the Purchased Equipment.

    2.4 HearMe agrees to assign and transfer the license agreement between HearMe and DynamicSoft relating to the DynamicSoft SIP code to Buyer (the "Assumed Contract"), and to use commercially reasonable efforts to cooperate with Buyer, at Buyer's expense, to demonstrate to DynamicSoft that the Assumed Contract may be assigned to Buyer without DynamicSoft's consent. Buyer agrees to assume all of the rights and obligations of the Assumed Contract (and to execute any documentation necessary to confirm such assumption) as of the date of such assignment or transfer.

    2.5 The use of the Source Code of the Applications or distribution of licenses to the Applications will require that Buyer obtain license rights to certain third party intellectual property, including, but not limited to such rights belonging to DSP Group relating to the G.723.1 codec, to DynamicSoft relating to SIP User Agent C++, and to OSS Nokalva, Inc. relating to the OSS ASN.1 Tools. Except to the extent that the Assumed Contract is successfully assigned and transferred to Buyer, Buyer understands and agrees that the Purchased Assets do not include any such third party rights.

ARTICLE 3. PURCHASE PRICE AND TAXES

    3.1 The total purchase price paid for the Purchased Assets and Purchased Equipment shall be One Hundred Forty Five Thousand U.S. Dollars ($145,000US) ("Purchase Price"). This amount shall be paid by Buyer to HearMe in immediately available funds and in accordance with Section 4.5 of this Agreement. Title and risk of loss to the Purchased Equipment shall pass to Buyer on the Effective Date. HearMe will cooperate with Buyer to arrange for shipment of the Purchased Equipment to a location designated by Buyer. Buyer will pay any shipping charges.

    3.2 Buyer agrees to pay or reimburse HearMe for any sales and use taxes that may arise with respect to this Agreement, except for taxes on HearMe's income. The Purchase Price shall be allocated among the Purchased Assets and Purchased Equipment consistent with the requirements of the Internal Revenue Code. The parties further agree that the aggregate of the tangible representations and tangible embodiments of the Applications have a de minimis fair market value and that the intangible intellectual property associated with the Applications represents all of the fair market value of such property, and that the allocation of the Purchase Price shall reflect this fact. Buyer and HearMe will follow and use such allocation in all tax returns, filings and other related reports made by them to any governmental entity. In the event either party is required to disclose information regarding this allocation to the IRS, such disclosing party will provide the other party with notice and copies of such information prior to its disclosure to the IRS.

ARTICLE 4. TRANSACTIONS AND DELIVERIES

    4.1 The closing of the transactions under this Agreement shall take place simultaneously with the execution of this Agreement on the Effective Date.

    4.2 HearMe shall deliver, or cause to be delivered, to Buyer on the Effective Date the Purchased Assets (to the extent they are in tangible form), the Purchased Equipment and the following, each duly executed by the appropriate individual related to HearMe:

      (a) This Agreement including all Appendices;

      (b) A Confirmatory Assignment of each of the Patents in substantially the form attached hereto as Appendix H;

      (c) A Trademark Assignment of each of the Trademarks in the form attached hereto as Appendix G;

      (d) Resolutions, duly executed by the HearMe board of directors or certified by HearMe's Secretary as being duly adopted by HearMe's board of directors, authorizing the transactions contemplated in this Agreement; and

      (e) Documents: (i) evidencing the assignment of the Assumed Contract to Buyer (provided that Buyer has assumed the obligations under the Assumed Contract as required in Section 2.4), and (ii) notifying DynamicSoft of such assignment.

    4.3 HearMe shall also deliver, or cause to be delivered, to Buyer on the Effective Date the following :

      (a) any and all records and materials within the possession or control of HearMe that relate to: (i) the Patents; and (ii) the prosecution of any of the Patents or are otherwise required to substantiate the inventions claimed therein;

      (b) any and all records and materials within the possession or control of HearMe that relate to: (i) the Trademarks; and (ii) the prosecution of any of the Trademarks;

      (c) any and all records and materials within the possession or control of HearMe that relate to the Domain Names

      (d) the Applications, in both Object and Source Code form, as well as copies of all Source Code training videos and CDs relating to the Applications.

    4.4 HearMe shall also deliver, or cause to be delivered, to Buyer as soon as possible after the Effective Date (but no later than fifteen (15) business days after the Effective Date), the following:

      (a) any and all records and materials held on behalf of HearMe by any third party that relate to: (i) the Patents; and (ii) the prosecution of any of the Patents or are otherwise required to substantiate the inventions claimed therein;

      (b) any and all records and materials held on behalf of HearMe by any third party that relate to: (i) the Trademarks; and (ii) the prosecution of any of the Trademarks; and

      (c) any and all records and materials held on behalf of HearMe by any third party that relate to the Domain Names.

    4.5 Buyer shall deliver to HearMe on the Effective Date One Hundred and Twenty Five Thousand dollars ($125,000US) by cashier's check. Upon delivery to Buyer of the deliverables described in Section 4.4, Buyer shall deliver to HearMe the remainder of the Purchase Price (Twenty Thousand Dollars ($20,000 US)) by wire transfer using the wire transfer instructions provided by HearMe.

ARTICLE 5. FURTHER ASSURANCES

    5.1 At the reasonable request and expense of Buyer (both at and for three (3) years after the Effective Date), HearMe or its appropriate representative shall (i) execute and deliver, or cause to be executed and delivered, such further conveyance instruments (prepared by or on behalf of Buyer at its sole expense) and take such further actions (at Buyer's sole expense) as may be necessary or desirable to fully evidence the conveyance of all rights, titles and interests in and to any or all of the Purchased Assets and Purchased Equipment to Buyer; and (ii) use commercially reasonable efforts to provide, or cause to be provided, at Buyer's reasonable request and expense, testimony and documentation in connection with any proceeding or matter affecting the right, title, or interest of Buyer in the Purchased Assets and Purchased Equipment.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

    6.1 As material inducement to Buyer to acquire the Purchased Assets and Purchased Equipment and enter into this Agreement, HearMe represents and warrants to Buyer as follows:

      (a) HearMe and each of its wholly-owned subsidiaries listed in the preamble of this Agreement is duly organized, validly existing, and in good standing under the laws of its respective state of incorporation. HearMe, through its Officers and its Board of Directors, has taken all actions required by law, certificate of incorporation and/or bylaws or otherwise to authorize valid execution and delivery of this Agreement, all other agreements and documents referenced herein and/or related hereto and the transactions contemplated hereby. No other corporate action is necessary on the part of HearMe to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

      (b) Except as set forth in Appendix J, there are no claims, suits, actions, proceedings or litigations of which HearMe has been notified, or to HearMe's knowledge, that are pending relating to any of the Purchased Assets or Purchased Equipment, or any judgments, or similar administrative determinations which have been entered relating to the Purchased Assets or Purchased Equipment or HearMe's right, title and interest therein. To HearMe's knowledge, as of the Effective Date, HearMe (and its outside counsel, as of five (5) days prior to the Effective Date) has received no written notifications, letters, or other correspondence from the US Patent and Trademark Office that may be reasonably viewed as materially decreasing the likelihood that any Patent will be successfully prosecuted.

      (c) HearMe owns and has good and marketable title and interest in and to all of the Purchased Assets and Purchased Equipment, free and clear of all Encumbrances. HearMe has the full legal right, and has taken all measures required, to assign all right, title and interest in and to the Purchased Assets and Purchased Equipment to Buyer, and there is no further consent required of any other party or entity.

      (d) HearMe represents and warrants that, to the best of its knowledge, by purchasing the Purchased Assets and Purchased Equipment, Buyer shall not be obligated in any way to provide any goods, services or compensation to any third party and, except for any Assumed Contract that is assigned to Buyer, Buyer shall not and does not assume any liability or obligation under any agreement to which HearMe was or is a party.

      (e) To HearMe's knowledge HearMe has used the Purchased Assets and Purchased Equipment consistently and in conformity with federal, state local and foreign laws, rules, regulations and ordinances (including, but not limited to, export control laws and regulations), and to HearMe's knowledge, it is not in violation of any of the foregoing. HearMe has not received any written notice or other correspondence from any federal, state, local, or foreign authority alleging a violation or possible violation of any of the foregoing.

      (f)  On the Effective Date, there will be no federal, state or local tax liens against any of the Purchased Assets or Purchased Equipment to be transferred to Buyer hereunder. HearMe has paid or will pay, when due, any federal, state or local taxes attributable to periods prior to the Effective Date with respect to the Purchased Assets or Purchased Equipment which, if unpaid, could result in a lien against any of the Purchased Assets or Purchased Equipment or which might become the obligation of Buyer.

      (g) None of the Third Party Licenses grant any exclusive rights to make, use, or sell any of the Purchased Assets.

      (h) That the list of Third Party Licenses provided to Buyer in accordance with Section 1.9 (a) represents all of the Third Party Licenses relating to or granting rights in the Patents (with the exception of any implied licenses to Patents provided to third parties as part of a non-exclusive license to the Applications), and that the list of Third Party Licenses provided to Buyer in accordance with Section 1.9 (b) represents all of the Third Party Licenses relating to or granting rights in any Source Code for the Applications. Except as set forth in Appendix E ("Third Party Licenses"), no other person or entity owns or has the rights to make, use, sell, license, or otherwise commercially exploit the Patents (except as part of any implied license to Patents provided to third parties as part of a non-exclusive license to the Applications) or the Source Code to the Applications in any way.

      (i)  That the Patents sold to Buyer hereunder constitute all of HearMe's patents related to its voice-products.

      (j)  To HearMe's knowledge, as of the Effective Date, HearMe is not currently in breach of the Assumed Contract.

      (k) To HearMe's knowledge, there are no royalties, honoraria, fees or other payments currently payable by HearMe to any person by reason of the ownership, use, license, sale or disposition of any of the Purchased Assets or the Assumed Contract and, with the exception of the Assumed Contract (pursuant to which Buyer may incur future royalty obligations as a result of its use of the SIP software), none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

      (l)  No government funding, or facilities of a university, college, educational institution or research center was used in the development of the Purchased Assets. No employees or contractors of HearMe performed services for a government, university, college, or other educational institution or research center during a period of time during which such individual was involved in the development of any of the Purchased Assets.

      (m) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE SIX, HEARME MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY, NON-INFRINGEMENT, VALIDITY OF THE PATENTS, OR FITNESS FOR A PARTICULAR PURPOSE.

    6.2 Buyer represents and warrants to HearMe that Buyer is duly organized, validly existing, and in good standing under the laws of its state of incorporation. Buyer, through its Officers and its Board of Directors, has taken all actions required by law, certificate of incorporation and/or bylaws or otherwise to authorize valid execution and delivery of this Agreement, all other agreements and documents referenced herein and/or related hereto and the transactions contemplated hereby. No other corporate action is necessary on the part of Buyer to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 7. LIMITATION OF LIABILITY

    7.1 REGARDLESS WHETHER ANY REMEDY SET FORTH IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE OR OTHERWISE, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR LOST REVENUE IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT EVEN IF THE PARTY HAS BEEN INFORMED IN ADVANCE OF SUCH DAMAGES. THE TOTAL CUMULATIVE AMOUNT RECOVERABLE UNDER THIS AGREEMENT IS HEREBY CAPPED AT AN AMOUNT EQUAL TO THE TOTAL CUMULATIVE AMOUNT PAID OR OTHERWISE DUE PURSUANT TO THIS AGREEMENT BY BUYER TO HEARME. THE FOREGOING ALLOCATION OF RISK IS REFLECTED IN THE AMOUNT OF THE COMPENSATION CONTEMPLATED IN THIS AGREEMENT.

ARTICLE 8. MISCELLANEOUS

    8.1  Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, receipt requested, to the following addresses or facsimile numbers of the parties:

If to HearMe:	685 Clyde Avenue Mountain View, CA 94043 Attention: Chief Financial Officer Fax: (650) 429-3911
If to Buyer:	213 West 35th Street, Thirteenth Floor New York, NY 10001 Attention: Chief Operating Officer Fax: (212) 563-0422

    All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

    8.2  Relationship of the Parties.  Nothing herein contained shall be construed to make HearMe or Buyer the agent, servant, employee or other representative of, or the joint venturer or partner of, the other. The Parties shall not, by reason of this Agreement, have the power to enter into on behalf of, or to bind the other, to any contract or agreement, or to commit or otherwise subject the other to any liability or responsibility of any kind whatsoever. Nothing in this Agreement is intended, or shall be construed, to confer upon any third party any rights or remedies under or by reason of this Agreement.

    8.3  Governing Law.  This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of California, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The sole jurisdiction and venue for actions related to the subject matter hereof shall be state and federal courts in San Jose, California.

    8.4  Exports and Compliance with Laws.  This Agreement is expressly subject to any laws, regulations, orders or other restrictions on the export from the United States of America of the Applications or of information about the Applications, which may be imposed from time-to-time by the government of the United States of America. Notwithstanding anything contained in this Agreement to the contrary, Buyer may not export or re-export, directly or indirectly, any one or more of the Applications or information pertaining thereto to any country without first obtaining, if required, a license from the United States Department of Commerce or any other agency or department of the United States Government. Each party agrees to comply with all applicable laws, regulations, ordinances and other governmental rules (collectively, "Laws") governing its activities under this Agreement.

    8.5  Force Majeure.  Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, acts of terrorism, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

    8.6  Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

    8.7  Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve, to the extent possible, the original intent as to the invalid or unenforceable provision.

    8.8  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns.

    8.9  Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

    8.10  Entire Agreement.  This Agreement, together with the Appendices hereto and the agreements to be executed and delivered on the Effective Date, constitute the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings, oral or written, between the parties relating to its subject matter.

    8.11  Counterparts.  This Agreement may be executed in two or more counterparts, each of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

    8.12  Injunctive Relief.  Nothing contained herein shall be deemed to prohibit, restrict or in any way hinder one party from seeking and obtaining injunctive or equitable relief, whether temporary, preliminary or permanent, against the other.

    8.13  Press Release.  Buyer may issue a press release describing the transactions taking place in this Agreement. Such a press release shall be subject to HearMe's review and approval, which written approval shall not be unreasonably withheld or delayed.

    8.14  Continuing Obligations.  The parties' obligations in Sections 2.4, 4.4, 4.5, 5.1, 6.1(f) and 8.13 shall continue after the Effective Date.

    IN WITNESS WHEREOF, the parties have executed and sealed this Agreement by their duly authorized representatives as of the Effective Date.

HEARME		PALTALK HOLDINGS, INC.
By:	/s/	By:	/s/
Title:		Title:
Date:	December 19, 2001	Date:	December 19, 2001
AUDIOTALK NETWORKS, INC.		RESOUNDING TECHNOLOGY, INC.
By:	/s/	By:	/s/
Title:		Title:
Date:	December 19, 2001	Date:	December 19, 2001

List of Schedules

Appendix A  Applications

Appendix B  Domain Names

Appendix C  Patents

Appendix D  Purchased Equipment

Appendix E  Third Party Licenses

Appendix F  Trademarks

Appendix G  Trademark and Trade Name Assignment

Appendix H  Confirmatory Assignment of Patents

Appendix I  Source Code

Appendix J  Claims

QuickLinks

  Exhibit 2.4
List of Schedules